Exhibit 4.1

BANK OF MONTREAL

TO

WELLS FARGO BANK, NATIONAL ASSOCIATION

Trustee

Second Supplemental Indenture

Dated as of October 5, 2018

to

Indenture

Dated as of December 12, 2017

Subordinated Debt Securities

4.338% Subordinated Notes due 2028

(Non-Viability Contingent Capital (NVCC))

(Subordinated Indebtedness)

i

ii

SECOND SUPPLEMENTAL INDENTURE, dated as of October 5, 2018 (this “Second Supplemental Indenture”), between Bank of Montreal, a Canadian chartered bank (herein called the “Bank”), having its principal executive offices located at 100 King Street West, 1 First Canadian Place, Toronto, Ontario, Canada M5X 1A1 and its head office located at 129 rue Saint Jacques, Montreal, Quebec, Canada H2Y 1L6, and Wells Fargo Bank, National Association, a national banking association organized under the law of the United States of America, as Trustee (herein called the “Trustee”).

RECITALS OF THE BANK

WHEREAS, the Bank and the Trustee have heretofore executed and delivered an Indenture, dated as of December 12, 2017 (the “Base Indenture” and, as supplemented and amended by this Second Supplemental Indenture, the “Indenture”) providing for the issuance from time to time of series of the Bank’s unsecured subordinated debt indebtedness (hereinafter called the “Securities”);

WHEREAS, Section 901(7) of the Base Indenture provides that the Bank and the Trustee may enter into an indenture supplemental to the Base Indenture to establish the form or terms of Securities of any series as permitted by the Base Indenture;

WHEREAS, pursuant to Section 301 of the Base Indenture, the Bank wishes to provide for the issuance of $850,000,000 aggregate principal amount of a new series of Securities to be known as its 4.338% Subordinated Notes due 2028 (Non-Viability Contingent Capital (NVCC)) (hereinafter called the “Notes”), the form of such Notes and the terms, provisions and conditions thereof to be set forth as provided in this Second Supplemental Indenture; and

WHEREAS, the Bank has requested that the Trustee execute and deliver this Second Supplemental Indenture; and all requirements necessary to make this Second Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms, and to make the Notes, when executed by the Bank and authenticated and delivered by the Trustee, the valid, binding and enforceable obligations of the Bank, have been satisfied; and the execution and delivery of this Second Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of the Holders of Notes, as follows:

ARTICLE ONE

DEFINITIONS AND OTHER PROVISIONS

OF GENERAL APPLICATION

Section 101. Relation to Base Indenture.

This Second Supplemental Indenture constitutes an integral part of the Indenture.

Section 102. Definition of Terms.

For all purposes of this Second Supplemental Indenture:

(a) Capitalized terms used herein without definition shall have the meanings set forth in the Base Indenture;

(b) a term defined anywhere in this Second Supplemental Indenture has the same meaning throughout;

(c) unless otherwise specified or unless the context requires otherwise, (i) all references in this Second Supplemental Indenture to Sections refer to the corresponding Sections of this Second Supplemental Indenture and (ii) the terms “herein”, “hereof”, “hereunder” and any other word of similar import refer to this Second Supplemental Indenture; and

(d) the following terms have the meanings given to them in this Section 102(d):

“5-Year Mid-Swap Rate” means the 5-year semi-annual mid-swap rate as displayed on the Reset Screen Page on the Reset Interest Determination Date. In the event that the 5-year semi-annual mid-swap rate does not appear on the Reset Screen Page on the Reset Interest Determination Date, the 5-Year Mid-Swap Rate shall be the Reset Reference Bank Rate on the Reset Interest Determination Date.

“5-Year Mid-Swap Rate Quotation” means, in each case, the arithmetic mean of the bid and offered rates for the semi-annual fixed leg (calculated on the basis of a 360-day year of twelve 30-day months) of a fixed-for-floating U.S. dollar interest rate swap which (i) has a term of 5 years commencing on the Reset Date, (ii) is in an amount that is representative of a single transaction in the relevant market at the relevant time with an acknowledged dealer of good credit in the swap market and (iii) has a floating leg based on the 3-month U.S. dollar LIBOR rate (or such other short-term rate, if any, as shall have generally replaced the 3-month U.S. dollar LIBOR rate in the relevant market at the relevant time for purposes of such fixed-for-floating U.S. dollar interest rate swaps quotations, as determined by the Bank in its sole discretion) (calculated on the basis of the actual number of days elapsed in 360-day year).

“Additional Amounts” has the meaning specified in Section 601.

“Affiliate” has the meaning attributed to it in the Bank Act.

“Bank’s Auditors” means an independent firm or firms of accountants duly appointed as auditors of the Bank.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions are authorized or required by law or executive order to close in The City of New York, New York or Toronto, Ontario.

“Canadian Taxes” has the meaning specified in Section 601(a).

“Code” means the U.S. Internal Revenue Code of 1986, and any statute hereafter enacted in substitution therefor, as such Code, or substituted statute, may be amended from time to time.

“Common Share Reorganization” means any of (i) the issuance of Common Shares or securities exchangeable for or convertible into Common Shares to all holders of Common Shares as a stock dividend, (ii) the subdivision, re-division or change of the Common Shares into a greater number of Common Shares, or (iii) the reduction, combination or consolidation of the Common Shares into a lesser number of Common Shares.

“Common Shares” means the common shares in the capital of the Bank.

“Conversion Price” means, in respect of each Note, the greater of (i) the Floor Price, and (ii) the Current Market Price.

“Current Market Price” means the volume weighted average trading price of the Common Shares on the TSX or, if not then listed on the TSX, on another exchange or market chosen by the Board of Directors of the Bank on which the Common Shares are then traded, for the 10 consecutive trading days ending on the trading day immediately prior to the date on which the Trigger Event occurs, converted (if not denominated in U.S. dollars) into U.S. dollars at the Prevailing Rate on the day immediately prior to the date on which the Trigger Event occurs. If no such trading prices are available, “Current Market Price” shall be the Floor Price.

“DTC” has the meaning specified in Section 203.

“FATCA Withholding Tax” has the meaning specified in Section 601(f).

“Floor Price” means the U.S. dollar equivalent of Canadian $5.00 converted into U.S. dollars at the Prevailing Rate on the day immediately prior to the date on which the Trigger Event occurs, subject to adjustment in the event of a Common Share Reorganization.

“Global Note” has the meaning specified in Section 204.

“Independent Financial Adviser” means an independent financial institution of international repute appointed by the Bank at its own expense.

“Ineligible Person” means (i) any person whose address is in, or whom the Bank or its transfer agent has reason to believe is a resident of, any jurisdiction outside Canada or the United States to the extent that the issuance by the Bank of Common Shares or delivery of such shares by its transfer agent to that person, pursuant to an NVCC Automatic Conversion, would require the Bank to take any action to comply with securities, banking or analogous laws of that jurisdiction, and (ii) any person to the extent that the issuance by the Bank of Common Shares, or delivery of such shares by its transfer agent to that person, pursuant to an NVCC Automatic Conversion, would, at the time of the Trigger Event, cause the Bank to be in violation of any law to which the Bank is subject.

“Interest Payment Date” has the meaning specified in Section 205.

“Issue Date” means October 5, 2018.

“Maturity Date” means October 5, 2028.

“Multiplier” means 1.5.

“Note Value” means, in respect of each Note, the principal amount of such Note plus accrued and unpaid interest on such Note to, but excluding, the date of the Trigger Event.

“NVCC Automatic Conversion” has the meaning specified in Section 701.

“OSFI” means the Office of the Superintendent of Financial Institutions (Canada).

“Prevailing Rate” means, in respect of any currencies on any day, the spot rate of exchange between the relevant currencies prevailing as at or about 12:00 noon (New York time) on that date as appearing on or derived from the Relevant Page or, if such a rate cannot be determined at such time, the rate prevailing as at or about 12:00 noon (New York time) on the immediately preceding day on which such rate can be so determined or, if such rate cannot be so determined by reference to the Relevant Page, the rate determined in such other manner as an Independent Financial Adviser shall consider in good faith appropriate.

“Regulatory Event Date” means the date specified in a letter or other written communication from the Superintendent to the Bank on which the Notes will no longer be recognized in full as eligible “Tier 2 Capital” or will no longer be eligible to be included in full as risk-based “Total Capital” on a consolidated basis under the guidelines for capital adequacy requirements for banks in Canada as interpreted by the Superintendent.

“Relevant Page” means the relevant page on Bloomberg (or such other information service provider) that displays the relevant information.

“Reset Date” means October 5, 2023.

“Reset Interest Determination Date” means the day falling two Business Days prior to the Reset Date.

“Reset Reference Bank Rate” means the percentage rate determined on the basis of the 5-Year Mid-Swap Rate Quotation provided by five leading swap dealers in the interbank market to the paying agent as at approximately 11:00 a.m. (New York time) on the Reset Interest Determination Date. If at least three quotations are provided, the 5-Year Mid-Swap Rate will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If only two quotations are provided, the 5-Year Mid-Swap Rate will be the arithmetic mean of the quotations provided. If only one quotation is provided, the 5-Year Mid-Swap Rate will be the quotation provided. If no quotations are provided, the 5-Year Mid-Swap Rate shall be equal to the last available 5-year semi-annual mid-swap rate on the Reset Screen Page.

“Reset Screen Page” means Reuters screen “ICESWAP1” (or any successor page or, if a successor page is unavailable, an equivalent page of Bloomberg or any comparable provider as determined by the Bank in its sole discretion) as at 11:00 a.m. (New York time).

“Significant Shareholder” means any person who beneficially owns directly, or indirectly through entities controlled by such person or persons associated with or acting jointly or in concert with such person, a percentage of the total number of outstanding shares of a class of the Bank that is in excess of that permitted by the Bank Act.

“Tax Act” mean the Income Tax Act (Canada), and any statute hereafter enacted in substitution therefor, as such Act, or substituted statute, may be amended from time to time.

“Tax Event” means:

(i) as a result of any change (including any announced prospective change) in or amendment to the laws (or any regulations or rulings promulgated thereunder) of Canada or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced and becomes effective on or after October 2, 2018, and which in the written opinion to the Bank of legal counsel of recognized standing has resulted or will result (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank becoming obligated to pay, on the next succeeding date on which payment under the Notes is due, Additional Amounts; or

(ii) on or after October 2, 2018, any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada or any political subdivision or taxing authority thereof or therein, including any of those actions specified in the paragraph immediately above, whether or not such action was taken or decision was rendered with respect to the Bank, or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion to the Bank of legal counsel of recognized standing, will result (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank becoming obligated to pay, on the next succeeding date on which payment under the Notes is due, Additional Amounts with respect to the Notes; or

(iii) the Bank has received an opinion of independent legal counsel of recognized standing experienced in such matters to the effect that, as a result of, (x) any amendment to, clarification of, or change (including any announced prospective change) in, the laws, or any regulations thereunder, or any application or interpretation thereof, of Canada, or any political subdivision or taxing authority thereof or therein, affecting taxation; (y) any judicial decision, administrative pronouncement, published or private ruling, regulatory procedure, rule, notice, announcement, assessment or reassessment (including any notice or announcement of intent to adopt or issue such decision, pronouncement, ruling, procedure, rule, notice, announcement, assessment or reassessment) (collectively, an “administrative action”); or (z) any amendment to, clarification of, or change in, the official position with respect to or the interpretation of any administrative action or any interpretation or pronouncement that provides for a position with respect to such administrative action that differs from the theretofore generally accepted position, in each case (x), (y) or (z), by any legislative body, court, governmental authority or agency, regulatory body or taxing authority, irrespective of the manner in which such amendment, clarification, change, administrative action, interpretation or pronouncement is made known, which amendment, clarification, change or administrative action is effective or which interpretation, pronouncement or administrative action is announced on or after the date of the issue of the Notes, there is more than an insubstantial risk (assuming any proposed or announced amendment, clarification, change, interpretation, pronouncement or administrative action is effective and applicable) that the Bank is, or may be, subject to more than a de minimis amount of additional taxes, duties or other governmental charges or civil liabilities because the treatment of any of its items of income, taxable income, expense, taxable capital or taxable paid-up capital with respect to the Notes (including the treatment by the Bank of interest on the Notes) or the treatment of the Notes, as or as would be reflected in any tax return or form filed, to be filed, or otherwise could have been filed, will not be respected by a taxing authority.

“Threshold Number” means the number of Common Shares issuable or deliverable to any Person that would cause that Person to become a Significant Shareholder, being the sum of (i) the total number of Common Shares held by that Person immediately prior to the NVCC Automatic Conversion and (ii) the total number of Common Shares otherwise issuable or deliverable to that Person by virtue of the operation of the NVCC Automatic Conversion, less (iii) the greatest number of Common Shares that such Person could hold, directly or indirectly, without being a Significant Shareholder.

“Trigger Event” has the meaning set out in the OSFI, Guideline for Capital Adequacy Requirements (CAR), Chapter 2 – Definition of Capital, effective April 2018, as such term may be amended or superseded by OSFI from time to time, which term currently provides that each of the following constitutes a Trigger Event:

(1) the Superintendent publicly announces that the Bank has been advised, in writing, that the Superintendent is of the opinion that the Bank has ceased, or is about to cease, to be viable and that, after the conversion of the Notes and all other contingent instruments issued by the Bank and taking into account any other factors or circumstances that are considered relevant or appropriate, it is reasonably likely that the viability of the Bank will be restored or maintained; or

(2) a federal or provincial government in Canada publicly announces that the Bank has accepted or agreed to accept a capital injection, or equivalent support, from the federal government or any provincial government or political subdivision or agent or agency thereof without which the Bank would have been determined by the Superintendent to be non-viable.

“TSX” means the Toronto Stock Exchange.

Section 103. Benefits of Second Supplemental Indenture.

Nothing in this Second Supplemental Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Second Supplemental Indenture.

Section 104. Conflict with Base Indenture.

If any provision of this Second Supplemental Indenture relating to the Notes is inconsistent with any provision of the Base Indenture, such provision of this Second Supplemental Indenture shall control.

Section 105. Provisions of Trust Indenture Act.

If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under such Act to be a part of and govern this Second Supplemental Indenture, the latter provision shall control. If any provision of this Second Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this Second Supplemental Indenture as so modified or to be excluded, as the case may be.

Section 106. Separability Clause.

In case any provision in this Second Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 107. Governing Law.

This Second Supplemental Indenture and the Notes shall be governed by and construed in accordance with the law of the State of New York, except for the first sentence of Section 301(b) and Article Fifteen of the Base Indenture and Article Seven of this Second Supplemental Indenture, which shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

ARTICLE TWO

THE NOTES

Section 201. Designation and Principal Amount.

The Notes may be issued from time to time upon a Bank Order for the authentication and delivery of Notes pursuant to Section 303 of the Base Indenture. There is hereby authorized a series of Securities designated as the 4.338% Subordinated Notes due 2028 (Non-Viability Contingent Capital (NVCC)) having an initial aggregate principal amount of $850,000,000 (except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 304, 305, 306, 906 or 1107 of the Base Indenture and except for Notes which, pursuant to Section 303 of the Base Indenture are deemed to never have been authenticated and delivered under the Base Indenture).

Section 202. Maturity.

The date upon which the Notes shall become due and payable at final maturity, together with any accrued and unpaid interest then owing, is October 5, 2028.

Section 203. Form, Payment and Appointment.

Except as provided in Section 305 of the Base Indenture, the Notes shall be issued only in book-entry form and shall be represented by one or more Global Notes registered in the name of or held by The Depository Trust Company (and any successor thereto) (“DTC”) or its nominee. Principal or the Redemption Price, if any, of a Note shall be payable to the Person in whose name that Note is registered on the Maturity Date or Redemption Date, as the case may be, provided that principal of, the Redemption Price, if any, of and interest on the Notes represented by one or more Global Notes registered in the name of or held by DTC or its nominee shall be payable in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such Global Notes. The principal of any certificated Notes shall be payable at the Place of Payment set forth below; provided, however, that payment of interest may be made at the option of the Bank by check mailed to the Person entitled thereto at such address as shall appear in the Security Register or by wire transfer to an account appropriately designated by the Person entitled to payment.

The Notes shall have such other terms as are set forth in the form thereof attached hereto as Exhibit A.

The Security Registrar, Authenticating Agent and Paying Agent for the Notes shall initially be the Trustee.

The Place of Payment for the Notes shall initially be the Corporate Trust Office of the Trustee.

The Notes shall be issuable and may be transferred only in minimum denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000. The amounts payable with respect to the Notes shall be payable in U.S. dollars.

Section 204. Global Note.

The Notes shall be issued initially in the form of one or more fully registered global notes (each such global note, a “Global Note”) deposited with DTC or its designated custodian or such other Depositary as any officer of the Bank may from time to time designate. Unless and until a Global Note is exchanged for Notes in certificated form, such Global Note may be transferred, in whole but not in part, and any payments on the Notes shall be made, only to DTC or a nominee of DTC, or to a successor Depositary selected or approved by the Bank or to a nominee of such successor Depositary.

Section 205. Interest.

The Notes shall bear interest on their principal amount (i) from and including the Issue Date to, but excluding, the Reset Date, at a rate of 4.338% per annum and (ii) from and including the Reset Date to, but excluding, the Maturity Date at a rate per annum which shall be 1.280% above the 5-Year Mid-Swap Rate.

Interest on the Notes shall be payable semi-annually in arrears on April 5 and October 5 of each year (each, an “Interest Payment Date”), commencing April 5, 2019. The Bank shall, following the Reset Date, promptly notify the Trustee in writing of the interest rate payable on the Notes from and including the Reset Date.

If any Interest Payment Date falls on a day that is not a Business Day for the Notes, the Bank shall postpone the making of such interest payment to the next succeeding Business Day (and no interest shall be paid in respect of the delay).

Interest on the Notes shall be calculated and paid on the basis of a 360-day year of twelve 30-day months.

Section 206. Satisfaction and Discharge.

The provisions of Article Four of the Base Indenture shall not be applicable to the Notes; however, the following shall apply to the Notes:

The Indenture shall upon Bank Request cease to be of further effect, and the Trustee, at the expense of the Bank, shall execute proper instruments acknowledging satisfaction and discharge of the Indenture, when (a) all Notes theretofore authenticated and delivered (other than (i) Notes which have been mutilated, destroyed, lost or stolen and which have been replaced or paid as provided in Section 306 of the Base Indenture and (ii) Notes for whose payment money has theretofore been irrevocably deposited in trust or segregated and held in trust by the Bank and thereafter repaid to the Bank or discharged from such trust, as provided in Section 1003 of the Base Indenture) have been delivered to a Trustee for cancellation; (b) the Bank has paid or caused to be paid all other sums payable hereunder by the Bank; and (c) the Bank has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent herein provided for relating to the satisfaction and discharge of the Indenture have been complied with.

Notwithstanding the satisfaction and discharge of the Indenture, the obligations of the Bank to the Trustee under Section 607 of the Base Indenture shall survive.

Section 207. No Repayment at the Option of Holders.

The provisions of Article Twelve of the Base Indenture relating to purchases or repayments of Securities by the Bank at the option of the Holder shall not be applicable to the Notes.

Section 208. No Sinking Fund.

The provisions of Article Thirteen of the Base Indenture relating to sinking funds shall not be applicable to the Notes.

Section 209. Defeasance and Covenant Defeasance.

The provisions of Article Fourteen of the Base Indenture relating to Defeasance and Covenant Defeasance shall not be applicable to the Notes.

Section 210. Amendments.

Notwithstanding any other provision of the Indenture or the Notes, the Bank shall not, without the prior written approval of the Superintendent, amend or vary terms of the Notes that would affect the recognition of the Notes as regulatory capital under capital adequacy requirements adopted by the Superintendent.

ARTICLE THREE

FORM OF NOTES

Section 301. Form of Notes.

The Notes and the Trustee’s certificate of authentication thereon are to be substantially in the form attached as Exhibit A hereto, with such changes therein as the officer of the Bank executing the Notes (by manual or facsimile signature) may approve, such approval to be conclusively evidenced by their execution thereof.

ARTICLE FOUR

ISSUE OF NOTES

Section 401. Original Issue of Notes.

Notes having an aggregate principal amount of $850,000,000 may from time to time, upon execution of this Second Supplemental Indenture, be executed by the Bank and delivered to the Trustee for authentication, and upon Bank Order the Trustee shall thereupon authenticate and deliver said Notes in accordance with a Bank Order pursuant to Section 303 of the Base Indenture without any further action by the Bank (other than as required by the Base Indenture).

Section 402. Additional Issues of Notes.

The Bank may from time to time, without notice to or the consent of the Holders of the Notes, issue additional Notes, which Notes shall rank pari passu with the Notes and be identical in all respects as the Notes previously issued (other than issue date, issue price and, if applicable, the first interest payment date and the initial interest accrual date) in order that such additional Notes may be consolidated and form a single series with the Notes outstanding immediately prior to the issuance of such additional Notes and have the same terms as to status, redemption or otherwise as the Notes. Such additional Notes may have the same or different CUSIP numbers than the Notes issued on the date hereof or no CUSIP number, as the case may be.

ARTICLE FIVE

REMEDIES

Section 501. Events of Default.

Notwithstanding any other provisions of the Base Indenture, and for greater certainty, none of (i) a default in the payment of interest on the Notes, (ii) a default in the performance of any other covenant of the Bank in the Indenture or (iii) the occurrence of an NVCC Automatic Conversion shall constitute an Event of Default under the Indenture or the Notes.

Section 502. Acceleration of Maturity; Rescission and Annulment.

The first paragraph of Section 502 of the Base Indenture shall be replaced with the following for purposes of the Notes: At any time prior to a Trigger Event, upon the occurrence of an Event of Default that is continuing, the Trustee may in its discretion, and shall upon receipt of a written request of Holders of not less than 25% in principal amount of all Outstanding Notes, declare the principal of and accrued and unpaid interest on all Notes immediately due and payable, by notice in writing to the Bank.

Section 503. Bank Act Limitation on Payment.

If any provisions contained, from time to time, in the Bank Act or in any rules, regulations, orders or guidelines passed pursuant thereto or in connection therewith or guidelines issued by the Superintendent in relation thereto shall limit the right of the Bank to pay the Securities on or before a date prescribed by such provisions (“Early Payment Restrictions”), Sections 501, 502, 503, 507 and 508 of the Base Indenture shall be subject to such Early Payment Restrictions; provided that so long as any Early Payment Restriction shall be applicable to any Securities, the Trustee shall take such action, as shall not be precluded by the Early Payment Restrictions and as it shall be directed to take by the Holders pursuant to Section 512 of the Base Indenture, to preserve and protect the interests of Holders of Securities then Outstanding to which the Early Payment Restrictions are applicable and to obtain or collect all amounts to which they may be entitled and to distribute the same to them at the earliest time permitted by the Early Payment Restrictions, such action to include, without limitation, the filing and proving of claims with respect to the Securities then outstanding to which the Early Payment Restrictions are applicable in any insolvency or winding up proceedings relating to the Bank and the enforcement of such claims on behalf of the Holders of such Securities. The Bank shall, following any such Early Payment Restriction taking effect, promptly notify the Trustee thereof in writing.

ARTICLE SIX

COVENANTS

Section 601. Additional Amounts.

(a) All payments made by the Bank under or with respect to the Notes shall be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or any province or territory thereof or by any authority or agency therein or thereof having power to tax (“Canadian Taxes”), unless the Bank is required to withhold or deduct Canadian Taxes by law or by the interpretation or administration thereof. If the Bank is so required to withhold or deduct any amount for or on account of Canadian Taxes from any payment made under or with respect to the Notes, the Bank shall pay to each Holder as additional interest such Additional Amounts (“Additional Amounts”) as may be necessary so that the net amount received by each such Holder after such withholding or deduction (and after deducting any Canadian Taxes on such Additional Amounts) shall not be less than the amount such Holder would have received if such Canadian Taxes had not been withheld or deducted, except as described below. The Bank shall, if any Additional Amounts shall become payable, promptly notify the Trustee thereof in writing. However, no Additional Amounts shall be payable with respect to a payment made to a Holder in respect of the beneficial owner thereof:

(i) with which the Bank does not deal at arm’s-length (for the purposes of the Income Tax Act at the time of the making of such payment;

(ii) which is a “specified non-resident shareholder” of the Bank for purposes of the Tax Act or a non-resident person not dealing at arm’s-length with a “specified shareholder” (within the meaning of subsection 18(5) of the Tax Act) of the Bank;

(iii) which is subject to such Canadian Taxes by reason of the holder being a resident, domiciliary or national of, engaged in business or maintaining a permanent establishment or other physical presence in or otherwise having some connection with Canada or any province or territory thereof otherwise than by the mere holding of the Notes or the receipt of payments thereunder;

(iv) which is subject to such Canadian Taxes by reason of the holder’s failure to comply with any certification, identification, documentation or other reporting requirements if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction or withholding of, such Canadian Taxes (provided that the Bank advises the Trustee and the Holders of such Notes then Outstanding of any change in such requirements);

(v) with respect to any Note presented for payment more than 30 days after the later of (x) the date payment is due and (y) the date on which funds are made available for payment, except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting same for payment on or before such thirtieth day;

(vi) with respect to any estate, inheritance, gift, sale, transfer, personal property or similar tax or other governmental charge; or

(vii) which is a fiduciary or partnership or person other than the sole beneficial owner of such payment to the extent that the Canadian Taxes would not have been imposed on such payment had such holder been the sole beneficial owner of such Notes.

(b) The Bank shall also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

(c) The Bank shall furnish to the Holders of the relevant Notes, within 60 days after the date the payment of any Canadian Taxes is due pursuant to applicable law, certified copies of tax receipts or other documents evidencing such payment.

(d) In any event, no Additional Amounts shall be payable under the provisions described above in respect of any Note in excess of the Additional Amounts which would be required if, at all relevant times, the beneficial owner of such Note were a resident of the United States for purposes of, and was entitled to the benefits of the Canada-U.S. Income Tax Convention (1980), as amended, including any protocols thereto. As a result of the limitation on the payment of Additional Amounts discussed in the preceding sentence of this Section 601(d), the Additional Amounts received by certain Holders in respect of beneficial owners of the Notes may be less than the amount of Canadian Taxes withheld or deducted and, accordingly, the net amount received by such Holders of those Notes shall be less than the amount such Holders would have received had there been no such withholding or deduction in respect of Canadian taxes.

(e) Wherever in the Indenture there is mentioned, in any context, the payment of principal, or any premium or interest or any other amount payable under or with respect to a Note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable as set forth in this Section 601.

(f) Notwithstanding the provisions of this Section 601, all payments shall be made net of any deduction or withholding imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (or any law implementing such an intergovernmental agreement) (any such withholding, a “FATCA Withholding Tax”), and no Additional Amounts shall be payable as a result of any such FATCA Withholding Tax.

ARTICLE SEVEN

CONVERSION INTO COMMON SHARES UPON A TRIGGER EVENT

Section 701. NVCC Automatic Conversion.

Upon the occurrence of a Trigger Event, each outstanding Note shall automatically and immediately be converted, on a full and permanent basis, without any action on the part of, or the consent of, the Holders of Notes, and as of the start of business on the date on which the Trigger Event occurs, into fully-paid and non-assessable Common Shares, in accordance with this Article Seven (an “NVCC Automatic Conversion”).

Section 702. Conversion Rate.

The number of Common Shares into which each Note is convertible at the time of an NVCC Automatic Conversion shall be equal to the quotient obtained by dividing (a) the product of the Multiplier and the Note Value, by (b) Conversion Price.

Section 703. Time of NVCC Automatic Conversion.

An NVCC Automatic Conversion is deemed to be effected immediately following a Trigger Event and the rights of the Holder of such Notes as the holder thereof shall cease at such time and the person or persons entitled to receive Common Shares upon an NVCC Automatic Conversion shall be treated for all purposes as having become the holder or holders of record of such Common Shares at such time.

Subject to Section 704, as promptly as practicable after the occurrence of a Trigger Event, the Bank shall announce the NVCC Automatic Conversion by way of a press release and shall give notice of the NVCC Automatic Conversion in accordance with the provisions of Section 106 of the Base Indenture to the then Holders of Notes and the Trustee. As promptly as practicable after the NVCC Automatic Conversion, the Bank shall deliver or cause to be delivered certificates representing Common Shares registered in the name of the Holders of Notes, or as such Holder shall have directed, on presentation and surrender of the Global Note in accordance with the applicable procedures of the Depositary, or Notes in certificated form, as the case may be, at the Corporate Trust Office. From and after the NVCC Automatic Conversion, the Notes shall cease to be Outstanding, the Holders thereof shall cease to be entitled to interest thereon, and any certificates representing the Notes shall represent only the right to receive upon surrender thereof certificates representing the applicable number of Common Shares specified in Section 702. An NVCC Automatic Conversion shall be mandatory and binding upon both the Bank and all Holders of the Notes notwithstanding anything else including, without limitation: (a) any prior action to or in furtherance of a redemption of the Notes pursuant to the Indenture; and (b) any delay or impediment to the issuance or delivery of the Common Shares to the Holders of the Notes.

Section 704. Right Not to Deliver Common Shares.

Upon an NVCC Automatic Conversion, the Bank reserves the right not to deliver some or all, as applicable, of the Common Shares issuable thereupon to any Person whom the Bank has reason to believe is an Ineligible Person. In such circumstances, the Bank shall hold, as agent of all Ineligible Persons, all Common Shares otherwise deliverable to the Ineligible Persons and shall attempt to facilitate the sale of such Common Shares to parties other than the Bank and its Affiliates on behalf of such Ineligible Persons through a registered dealer to be retained by the Bank on behalf of such Ineligible Persons. Those sales (if any) may be made at any time and at any price. The Bank shall not be subject to any liability for failure to sell such Common Shares on behalf of the Ineligible Persons or at any particular price on any particular day. The net proceeds received by the Bank from the sale of any such Common Shares shall be divided among the Ineligible Persons in proportion to the number of Common Shares that would otherwise have been delivered to them upon the NVCC Automatic Conversion after deducting the costs of sale and any applicable withholding taxes. The Bank shall deliver a check or send a wire transfer in immediately available funds representing the aggregate net proceeds to DTC (if the Common Shares are then held in the form or one or more global securities) or in all other cases to such Ineligible Persons in accordance with the regular practices and procedures of DTC or otherwise.

Upon an NVCC Automatic Conversion, the Bank reserves the right not to deliver some or all, as applicable, of the Common Shares to any Person who, by virtue of the operation of the NVCC Automatic Conversion, would become a Significant Shareholder. In such circumstances, the Bank shall hold, as agent of that Person, the Threshold Number of Common Shares otherwise deliverable to such Person, and the Bank shall attempt to facilitate the sale of such Common Shares to parties other than the Bank and its Affiliates on behalf of that Person through a registered dealer to be retained by the Bank on behalf of such Person. Those sales (if any) may be made at any time and at any price. The Bank shall not be subject to any liability for failure to sell any such Common Shares on behalf of that Person or at any particular price on any particular day. The net proceeds received by the Bank from the sale of any such Common Shares shall be delivered to that Person, after deducting the costs of sale and any applicable withholding taxes. The Bank shall deliver a check or send a wire transfer in immediately available funds representing the aggregate net proceeds to DTC (if the Common Shares are then held in the form of one or more global securities) or in all other cases to such Persons in accordance with the regular practices and procedures of DTC or otherwise.

Section 705. No Entitlement to Interest Following an NVCC Automatic Conversion

Upon an NVCC Automatic Conversion, any accrued and unpaid interest, together with the principal amount of the Notes, shall be deemed paid in full by the issuance of Common Shares upon such conversion and the Holders of Notes shall have no further rights and the Bank shall have no further obligations under the Indenture. If tax is required to be withheld from such payment of interest in the form of Common Shares, the number of Common Shares received by a Holder of Notes shall reflect an amount net of any applicable withholding tax.

Section 706. Fractional Shares.

In any case where the aggregate number of Common Shares to be issued to a Holder of Notes pursuant to an NVCC Automatic Conversion includes a fraction of a Common Share, such number of Common Shares to be issued to such Holder shall be rounded down to the nearest whole number of Common Shares and no cash payment shall be made in lieu of such fractional Common Share.

Section 707. Recapitalizations, Reclassifications and Changes in the Common Shares.

In the event of a capital reorganization, consolidation, merger or amalgamation of the Bank or comparable transaction affecting the Common Shares, the Bank shall take necessary action to ensure that Holders of Notes receive, pursuant to an NVCC Automatic Conversion, the number of Common Shares or other securities that such Holders would have received if the NVCC Automatic Conversion occurred immediately prior to the record date for such event.

Section 708. Adjustments.

(a) Upon a Common Share Reorganization, the Floor Price shall be adjusted so that it shall equal the price determined by multiplying the Floor Price in effect immediately prior to such effective date or record date of such event by a fraction:

(i) the numerator of which shall be the total number of Common Shares outstanding on such effective date or record date before giving effect to such Common Share Reorganization; and

(ii) the denominator of which shall be the total number of Common Shares outstanding immediately after giving effect to such Common Share Reorganization (including, in the case where securities exchangeable for or convertible into Common Shares are distributed, the number, without duplication, of Common Shares that would have been outstanding had all such securities been exchanged for or converted into Common Shares on such effective date or record date).

The adjustment shall be calculated to the nearest one-tenth of one cent provided that no adjustment of the Floor Price shall be required unless such adjustment would require an increase or decrease of at least 1% of the Floor Price then in effect; provided, however, that in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustments so carried forward, shall amount to at least 1% of the Floor Price.

(b) In any case in which Section 707 or this Section 708 requires that an adjustment shall become effective immediately after a record date for an event referred to therein or herein, the Bank may defer, until the occurrence of such event, issuing to the Holders of any Notes upon a NVCC Automatic Conversion occurring after such record date and before the occurrence of such event, the additional Common Shares issuable upon such conversion by reason of the adjustment required by such event, provided, however, that the Bank shall deliver to such Holder evidence of such Holder’s right to receive such additional Common Shares upon the occurrence of such event and the right to receive any dividends or other distributions made on such additional Common Shares declared in favor of Holders of record of Common Shares on and after the date of the NVCC Automatic Conversion or such later date on which such Holder would, but for the provisions of this Section 708, have become the holder of record of such additional Common Shares.

(c) If at any time a dispute arises with respect to adjustments provided for in Section 707 or this Section 708, such dispute shall be conclusively determined, subject to the consent if required, of the Toronto Stock Exchange and any other stock exchange on which the Common Shares are then listed, by the Bank’s Auditors, or if they are unable or unwilling to act, by such other firm of independent chartered accountants as may be selected by action of the Board of Directors of the Bank and any such determination shall be binding upon the Bank, the Holders of the Notes and the other shareholders of the Bank. Such auditors or accountants shall be given access to all necessary records of the Bank.

(d) If the Bank sets a record date to take any other action and thereafter and before the taking of any action, the Bank abandons its plan to take such other action, then no adjustment in the Floor Price shall be made.

(e) The Bank shall from time to time, immediately after the occurrence of any event that requires an adjustment or readjustment as provided in Section 707 or this Section 708, deliver an Officer’s Certificate of the Bank to the Trustee specifying the nature of the event requiring the same and the amount of the adjustment or readjustment necessitated thereby and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based, and the Trustee shall be entitled to act and rely upon such Officer’s Certificate of the Bank. Such Officer’s Certificate of the Bank and the amount of the adjustment specified therein shall be conclusive and binding on all parties in interest. Until such Officer’s Certificate of the Bank is received by the Trustee, the Trustee may act and be protected in acting on the presumption that no adjustment has been made or is required. Except in respect of any Common Share Reorganization, the Bank shall forthwith give notice to the Holders of the Notes specifying the event requiring such adjustment or readjustment and the amount thereof, including the resulting Floor Price.

Section 709. General.

(a) Notwithstanding any other provision of the Indenture or the Notes, the conversion of the Notes in connection with an NVCC Automatic Conversion shall not be an Event of Default and the only consequence of a Trigger Event shall be the conversion of such Notes into Common Shares.

(b) The Trustee shall have no duty to determine the occurrence of an NVCC Automatic Conversion or any calculations in connection with any such NVCC Automatic Conversion. The Trustee makes no representation as to the validity or value of any securities or assets issued upon an NVCC Automatic Conversion, and the Trustee shall not be responsible for the Bank’s failure to comply with any provisions of this Article Seven.

Section 710. Agreements of Holders and Beneficial Owners of Notes.

By acquiring any Note, each Holder and beneficial owner of such Note or any interest therein, including any person acquiring any such Note or interest therein after the date hereof, shall be deemed to have irrevocably acknowledged and agreed with and for the benefit of the Bank and the Trustee as follows:

(a) that a NVCC Automatic Conversion upon the occurrence of a Trigger Event shall not constitute an Event of Default under the terms of the Notes or the Indenture, and following a NVCC Automatic Conversion no Holder or beneficial owner of the Notes shall have any rights against the Bank with respect to the repayment of the principal of, or interest on, the Notes;

(b) that, upon a NVCC Automatic Conversion, (i) the Trustee shall not be required to take any further directions from Holders or beneficial owners of the Notes under the Indenture and (ii) the Indenture shall impose no duties upon the Trustee whatsoever with respect to conversion of the Notes into Common Shares upon a Trigger Event;

(c) that such Holder or beneficial owner authorizes, directs and requests DTC and any direct participant in DTC or other intermediary through which it holds such Notes to take any and all necessary action, if required, to implement the conversion of the Notes into Common Shares upon a Trigger Event without any further action or direction on the part of such Holder or such beneficial owner or the Trustee; and

(d) that such Holder or beneficial owner acknowledges and agrees that all authority conferred or agreed to be conferred by any Holder and beneficial owner pursuant to the provisions described above shall be binding upon the successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of each Holder and beneficial owner of a Note or any interest therein.

ARTICLE EIGHT

REDEMPTION OF NOTES

Section 801. Applicability of Article Eleven of the Base Indenture.

The provisions of Article Eleven of the Base Indenture shall be applicable with respect to the Notes, except as modified herein.

Section 802. Regulatory Redemption.

The Bank may, at its option, redeem the Notes with the prior written approval of the Superintendent, in whole but not in part, on not less than 30 days’ and not more than 60 days’ prior notice to the Holders of the Notes, at any time within 90 days following a Regulatory Event Date, at a Redemption Price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the Redemption Date.

The Bank shall, following a Regulatory Event Date, promptly deliver an Officer’s Certificate of the Bank to the Trustee specifying the nature of such event and a copy of the approval of the Superintendent, and the Trustee shall be entitled to act and rely upon such Officer’s Certificate of the Bank.

Section 803. Tax Redemption.

The Bank may, at its option, redeem the Notes, with the prior written approval of the Superintendent, in whole but not in part, on not less than 30 days’ and not more than 60 days’ prior notice to the Holders of the Notes, at any time following the occurrence of a Tax Event, at a Redemption Price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the Redemption Date.

Section 804. Optional Redemption.

The Bank may, at its option, redeem the Notes, with the prior written approval of the Superintendent, in whole but not in part, on not less than 30 days’ and not more than 60 days’ prior notice to the Holders of the Notes, on the Reset Date, at a Redemption Price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the Redemption Date.

Section 805. Mandatory Redemption; Open Market Purchases.

The Bank shall not be required to make mandatory redemption payments or sinking fund payments with respect to the Notes. Subject to the prior approval of the Superintendent, the Bank may at any time and from time to time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Bank shall be cancelled and shall not be re-issued.

Section 806. Notice of Redemption.

A notice of redemption delivered in respect of the Notes pursuant to Section 1104 of the Base Indenture shall be irrevocable, except that the occurrence of a Trigger Event prior to the date fixed for redemption shall automatically rescind such notice of redemption and, in such circumstances, no Notes shall be redeemed and no payment in respect of the Notes shall be due and payable.

ARTICLE NINE

MISCELLANEOUS PROVISION

Section 901. Ratification of Base Indenture.

The Base Indenture, as supplemented by this Second Supplemental Indenture, is in all respects ratified and confirmed, and this Second Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 902. Trustee Not Responsible for Recitals.

The recitals contained herein and in the Notes, except for a Trustee’s certificate of authentication, shall be taken as the statements of the Bank, and the Trustee assume no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplement Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Bank of Notes or the proceeds thereof.

Section 903. Execution in Counterparts.

This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or electronic format (i.e., “.pdf” or “.tif”) transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic format (i.e., “.pdf” or “.tif”) shall be deemed to be their original signatures for all purposes.

Section 904. Indenture and Notes Solely Corporate Obligations.

No recourse under or upon any obligation, covenant or agreement of the Indenture or of Notes, or for any claim based thereon or otherwise in respect thereof, shall be had against any incorporator, shareholder, officer or director, as such, past, present or future, of the Bank or of any successor corporation, either directly or through the Bank, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that the Indenture and the Notes are solely corporate obligations, and that no such personal liability whatever shall attach to, or is or shall be incurred by, the incorporators, shareholders, officers or directors, as such, of the Bank or of any successor corporation, or any of them, because of the creation of the indebtedness hereby authorized, or under or by reason of the obligations, covenants or agreements contained in the Indenture or the Notes or implied therefrom; and that any and all such personal liability, either at common law or in equity or by constitution or statute, of, and any and all such rights and claims against, every such incorporator, shareholder, officer or director, as such, because of the creation of the indebtedness hereby authorized, or under or by reason of the obligations, covenants or agreements contained in the Indenture or in the Notes or implied therefrom, are hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Second Supplemental Indenture and the issue of the Notes.

Section 905. Agreement of Subsequent Investors.

Holders or beneficial owners of Notes that acquire the Notes in the secondary market shall be deemed to acknowledge, agree to be bound by and consent to the same provisions specified in the Indenture to the same extent as the Holders or beneficial owners of the Notes that acquire the Notes upon their initial issuance, including, without limitation, with respect to the acknowledgement and agreement to be bound by and consent to the terms of the Notes, including in relation to any NVCC Automatic Conversion.

Section 906. Waiver of Jury Trial.

EACH OF THE BANK AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SECOND SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the day and year first above written.

BANK OF MONTREAL

By:	/s/ Chris Hughes
Name:	Chris Hughes
Title:	Deputy Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Stefan Victory
Name:	Stefan Victory
Title:	Vice President

Exhibit A

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE BANK (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

BANK OF MONTREAL

4.338% Subordinated Notes due 2028

(Non-Viability Contingent Capital (NVCC))

(Subordinated Indebtedness)

This Security will not constitute a deposit that is insured under the Canada Deposit Insurance Corporation Act or by the

United States Federal Deposit Insurance Corporation.

No.: N-1	CUSIP No.: 06368B O68 $500,000,000
Issue Date: October 5, 2018 Stated Maturity: October 5, 2028

Bank of Montreal, a Schedule I bank under the Bank Act (Canada) (herein called the “Bank”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of $500,000,000 (FIVE HUNDRED MILLION UNITED STATES DOLLARS) on October 5, 2028, and to pay interest thereon from and including October 5, 2018 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on

April 5 and October 5 in each year, commencing April 5, 2019, (i) from and including the date of issuance to, but excluding, October 5, 2023 (the “Reset Date”), at a rate of 4.338% per annum and (ii) from and including the Reset Date to, but excluding, the Maturity Date at a rate per annum which shall be 1.280% above the 5-Year Mid-Swap Rate. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the March 20 or September 20 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. If any Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, the Bank shall postpone the making of such interest or principal payment to the next succeeding Business Day (and no interest shall be paid in respect of the delay). Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Security may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture. A “Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions are authorized or required by law or executive order to close in The City of New York, New York or Toronto, Ontario.

Payment of the principal of and interest on this Security shall be made at the office or agency of the Bank maintained for that purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided that payment of the principal of and interest on the Securities represented by one or more Global Securities registered in the name of or held by DTC or its nominee shall be payable in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such Global Security.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by a Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose. The signature of the executing officer of the Bank on this Security may be manual or by facsimile.

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IN WITNESS WHEREOF, the Bank has caused this instrument to be duly executed.

Dated: October 5, 2018

BANK OF MONTREAL

By:
Name:	Chris Hughes
Title:	Deputy Treasurer

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TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: October 5, 2018

WELLS FARGO BANK, NATIONAL ASSOCIATION
As Trustee

By:

Authorized Signatory

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(REVERSE OF SECURITY)

This Security is one of a duly authorized issue of securities of the Bank (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of December 12, 2017 (the “Base Indenture”), among the Bank and Wells Fargo Bank, National Association (herein called the “Trustee”, which terms include any successor trustee under the Indenture), as amended and supplemented by the Second Supplemental Indenture, dated as of October 5, 2018, among the Bank and the Trustee (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Bank, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof initially limited in aggregate principal amount to $850,000,000, provided the Bank may, without the consent of any Holder, at any time and from time to time, increase the initial principal amount.

The Securities are the Bank’s direct unsecured obligations, constituting subordinated indebtedness for the purpose of the Bank Act.

The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his, her or its behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee as his or her attorney-in-fact for any and all such purposes. Each Holder hereof, by his or her acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness whether now outstanding or hereafter created, incurred, assumed or guaranteed, and waives reliance by each such holder upon said provisions.

Upon the occurrence of a Trigger Event, each outstanding Security shall automatically and immediately be converted, on a full and permanent basis, without the consent of the Holders thereof, into that number of fully-paid Common Shares of the Bank determined by dividing (a) the product of the Multiplier and the Note Value, by (b) the Conversion Price.

The Bank may, at its option, redeem the Notes with the prior written approval of the Superintendent, in whole but not in part, on not less than 30 days’ and not more than 60 days’ prior notice to the Holders of the Notes, at any time within 90 days following a Regulatory Event Date, at a Redemption Price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the Redemption Date. The Bank may, at its option, redeem the Notes, with the prior written approval of the Superintendent, in whole but not in part, on not less than 30 days’ and not more than 60 days’ prior notice to the Holders of the Notes, at any time following the occurrence of a Tax Event, at a Redemption Price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the Redemption Date. The Bank may, at its option, redeem the Notes, with the prior written approval of the Superintendent, in whole but not in part, on not less than 30 days’ and not more than 60 days’ prior notice to the

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Holders of the Notes, on the Reset Date, at a Redemption Price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the Redemption Date.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Bank and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Bank and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected, or in certain cases the unanimous consent of each of such Holders. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Bank with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee security or indemnity reasonably satisfactory to the Trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 90 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Bank, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

For disclosure purposes under the Interest Act (Canada), whenever in the Securities of this series or the Indenture interest at a specified rate is to be calculated on the basis of a period less than a calendar year, the yearly rate of interest to which such rate is equivalent is such rate multiplied by the actual number of days in the relevant calendar year and divided by the number of days in such period.

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As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Bank in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Bank and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and integral multiples thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

Any Holder who transfers any Security shall provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

No service charge shall be made for any such registration of transfer or exchange, but the Bank and the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Bank, the Trustee and any agent of the Bank or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Bank, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Security not otherwise defined herein that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

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